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                                                                     Exhibit 2.2


                   AMENDMENT NO. 1 to ASSET PURCHASE AGREEMENT

     This Amendment No. 1 (this "Amendment") to the Asset Purchase Agreement, dated August 1, 2002 (the "Asset Purchase Agreement"), by and between Corio, Inc., a Delaware corporation ("Buyer"), and Qwest Cyber.Solutions LLC, a Delaware limited liability company ("Seller"), is entered into as of September 20, 2002, by and between Buyer and Seller pursuant to Section 11.2 of the Asset Purchase Agreement. Capitalized terms used in this Amendment that are not otherwise defined herein shall have the respective meanings assigned to them in the Asset Purchase Agreement.

     NOW THEREFORE, the parties hereto agree as follows:

1. Section 1.3(g). The Orders and Actions contemplated in Section 1.3(g) to the Asset Purchase Agreement shall be deemed to include, among other matters, the matters described on Schedule A to this Amendment.

2. Section 3.3(b). The executed Approvals listed on Schedule B to this Amendment shall not be required to be delivered by Seller to Buyer at or prior to the Closing under Section 3.3(b) of the Asset Purchase Agreement, but, except as specifically and expressly stated in Schedule B, Seller shall be required to use Commercially Reasonable Efforts to obtain such Approvals pursuant to Section
8.12 of the Asset Purchase Agreement.

3. Section 3.3(e). Section 3.3(e) of the Asset Purchase Agreement is hereby amended and restated in its entirety to read as follows:

         "An instrument of assignment of the Transferred Trademarks in customary form and substance as prepared by Buyer's counsel and reasonably acceptable to Seller."

4. Section 4.2.6. The executed Approvals listed on Schedule B to this Amendment shall not be required to be obtained by Seller at or before the Closing to satisfy the condition set forth in Section 4.2.6 of the Asset Purchase Agreement, but, except as specifically and expressly stated in Schedule B, Seller shall be required to use Commercially Reasonable Efforts to obtain such Approvals pursuant to Section 8.12 of the Asset Purchase Agreement.

5. Section 4.3.4. Section 4.3.4 of the Asset Purchase Agreement shall be deleted in its entirety.

6. Additional Seller Representation and Warranty. To add the following representation and warranty as Section 5.17 to the Asset Purchase Agreement:

         "All Rights Necessary to Grant Licenses/Loans. Seller has all rights necessary to grant the rights and licenses, provide the equipment loans, and otherwise comply fully with the

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Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

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obligations set forth in Section 8.13, and doing so will not conflict with any other Contract or legal obligation of Seller."

7. Tax Allocation. Section 7.8 of the Asset Purchase Agreement shall be deleted in its entirety. Furthermore, the parties agree that the following covenant shall be added as Section 8.10 of the Asset Purchase Agreement:

         "Tax Allocation. Subsequent to the Closing, by mutual agreement of the parties, the Purchase Price will be allocated to broad categories constituting components of the Purchased Assets, which shall be the final, definitive allocation of the Purchase Price and shall be referred to herein as the "Allocation." Each party will report the Transactions in accordance with the Allocation (except to the extent modifications are necessary to reflect changes in the Purchased Assets and Assumed Liabilities between the Closing Date and the date of the Allocation) for all federal, state, local and other tax purposes, but such allocation will not constrain reporting for other purposes."

8. Section 8.8. In accordance with the provisions of Section 8.8 of the Asset Purchase Agreement and notwithstanding anything to the contrary in the Asset Purchase Agreement, Seller hereby approves for issuance by Buyer a press release in substantially the form attached hereto as Schedule C to this Amendment, for issuance by Buyer within seven (7) calendar days after the Closing.

9. Financial Statements. To add at the end of Section 8.9 of the Asset Purchase Agreement the following sentence:

         "Notwithstanding the foregoing statement that the parties shall each be responsible for and pay half of the fees of the accountants relating to the audit of such financial statements, in the event the audit is not submitted to the SEC within 75 calendar days after the Closing, Seller shall be responsible for and pay all of the fees of the accountants relating to the audit of such financial statements and Buyer shall not be responsible for any such fees."

10. Covenant to Deduct Certain Payment Obligations. To add the following covenant as Section 8.11 to the Asset Purchase Agreement:

     "Seller hereby agrees to permit Buyer to deduct $250,000 from Seller's right to 50% of the termination payment, if any, made in connection with the Termination Pending Contract as stated in Section 1.1.2 of the Asset Purchase Agreement; provided that (a) if during the first sixty (60) days subsequent to the Closing Date Buyer has not received such termination payment and if Buyer has a payment obligation to Seller of at least $250,000, then Seller hereby agrees to permit Buyer to deduct, withhold and not pay $250,000 of such payment obligation to Seller in lieu of deducting the $250,000 from Seller's right to 50% of the termination payment referenced above, and Seller hereby agrees to credit Buyer for such amount and release Buyer from owing such amount (and deliver a credit memorandum to Buyer to such effect if requested); or (b) if Buyer does not receive such termination payment within sixty (60) days of the Closing Date, then Seller hereby agrees to permit Buyer, in its sole discretion, in lieu of deducting the $250,000 from Seller's right to 50% of the termination payment referenced above, to either (a) deduct, withhold and not pay $250,000 from any

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single future payment obligation of Buyer to Seller, and Seller hereby agrees to credit Buyer for such amount and release Buyer from owing such amount (and deliver a credit memorandum to Buyer to such effect if requested), or (b) require Seller to pay Buyer $250,000 within ten (10) Business Days of written notice to Seller."

11.  Covenant to Obtain Certain Approvals. To add the following covenant as
Section 8.12 to the Asset Purchase Agreement:

     "Notwithstanding the provisions of Section 8.5 of the Asset Purchase Agreement, Seller agrees to use Commercially Reasonable Efforts to obtain and deliver to Buyer within ninety (90) days of the Closing the Approvals listed on Schedule B to this Amendment in such form as is reasonably acceptable to Buyer."

12. Covenants Regarding Buyer License of Certain Seller Assets. To add the following covenant as Section 8.13 to the Asset Purchase Agreement:

     1.  "Software Licenses and Computer Equipment Loans"

     (a) If, as of the Closing, Seller has not obtained the assignments or consents to assignment, in such form as is reasonably acceptable to Buyer, to assign to Buyer all of the Software Contracts (other than the Special Software Contracts discussed in Section 8.13(b) below), then, for each Software Contract for which Seller did not obtain such assignment prior to the Closing (each, an "Unassigned Software Contract"), Seller hereby grants to Buyer, as of the Closing, a temporary right and license, for a period of ninety (90) days after the Closing, to use the Software licensed to Seller under such Unassigned Software Contract for the operation of Buyer's business and for the benefit of Buyer's customers (including the customers that are parties to the ASP Contracts), including for the purpose of complying with the ASP Contracts or otherwise using such Software in substantially the same manner used by Seller prior to the Closing; provided that such right and license will be limited to serving customers under the ASP Contracts to the extent Seller's rights are limited in this regard. Seller shall otherwise take all steps reasonably requested by Buyer to allow Buyer to obtain the benefits of such Unassigned Software Contract; provided that such temporary right and license shall automatically terminate upon delivery from Seller to Buyer of an Approval for any such Unassigned Software Contract in a form reasonably acceptable to Buyer. If, at the end of such ninety (90) day period, Seller still has not obtained the assignment or consent to assignment, in such form as is reasonably acceptable to Buyer as contemplated by Section 8.12 above, to assign to Buyer such Unassigned Software Contract, then (i) Buyer shall be deemed to have suffered a Loss in an amount set forth on Schedule B with respect to such Unassigned Software Contract and be entitled to indemnification from Seller as provided under Article IX of this Agreement for such amount and (ii) the foregoing right, license and benefits shall be extended in perpetuity with respect to such Software, provided that such right, license and benefits shall terminate upon Buyer's receipt of payment for such Loss (through the Escrow Fund or from Seller directly)(or if Seller's aggregate indemnification obligation to Buyer equals or exceeds the maximum Seller indemnification obligation set forth in Section 9.6(b) to the Asset Purchase Agreement, such right, license and benefits shall terminate upon Buyer's receipt of the funds representing such maximum Seller indemnification amount).

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     (b) If, as of the Closing, Seller has not obtained the assignments or consents to assignment, in such form as is reasonably acceptable to Buyer, to assign to Buyer the contracts listed on Schedule D (the "Special Software Contracts"), then, for each Special Software Contract for which Seller did not obtain such assignment prior to the Closing (each, an "Unassigned Special Software Contract"), Seller hereby grants to Buyer, as of the Closing, a temporary right and license, for a period of ninety (90) days after the Closing, to use the Software licensed to Seller under such Unassigned Special Software Contract for the operation of Buyer's business and for the benefit of Buyer's customers (including the customers that are parties to the ASP Contracts), including for the purpose of complying with the ASP Contracts or otherwise using such Software in substantially the same manner used by Seller prior to the Closing. Seller shall otherwise take all steps reasonably requested by Buyer to allow Buyer to obtain the benefits of such Unassigned Special Software Contract; provided that such temporary right and license shall automatically terminate upon delivery from Seller to Buyer of an Approval for any such Unassigned Special Software Contract in a form reasonably acceptable to Buyer. If, at the end of such ninety (90) day period, Seller still has not obtained the assignment or consent to assignment, in such form as is reasonably acceptable to Buyer as contemplated by Section 8.12, to assign to Buyer such Unassigned Special Software Contract, then: (i) the foregoing right, license and benefits shall be extended in perpetuity with respect to such Software, provided that such right, license and benefits shall terminate if and when Buyer notifies Seller in writing that Buyer has elected to retire and permanently cease use of such Software or upon delivery from Seller to Buyer of an Approval for any such Unassigned Special Software Contract in a form reasonably acceptable to Buyer; and (ii) Buyer shall be deemed to have suffered a Loss in an amount set forth on Schedule B with respect to such Unassigned Special Software Contract and be entitled to indemnification from Seller as provided under Article IX of this Agreement for such amount.

     (c) If, as of the Closing, Seller has not obtained the assignments or consents to assignment, in such form as is reasonably acceptable to Buyer, to assign to Buyer all of the Contracts related to the Computer Equipment, other than the Special Computer Contracts discussed in Section 8.13(d) below (including warranty, maintenance and support Contracts) (the "Computer Contracts"), then, for each Computer Contract for which Seller did not obtain such assignment prior to the Closing (each, an "Unassigned Computer Contract"), Seller shall take all steps reasonably requested by Buyer to allow Buyer to obtain the benefits of such Unassigned Computer Contract, and, if the failure to assign such Computer Contract prevents Seller from transferring the corresponding Computer Equipment to Buyer at the Closing, then Seller hereby loans such Computer Equipment to Buyer, as of the Closing, for a period of ninety (90) days after the Closing, to use such Computer Equipment for the operation of Buyer's business and for the benefit of Buyer's customers (including the customers that are parties to the ASP Contracts), including for the purpose of complying with the ASP Contracts or otherwise using such Software in substantially the same manner used by Seller prior to Closing; provided that such loan will be limited to serving customers under the ASP Contracts to the extent Seller's rights are limited in this regard; provided further that such loan of such Unassigned Computer Contract shall automatically terminate upon delivery from Seller to Buyer of an Approval for any such Unassigned Computer Contract in a form reasonably acceptable to Buyer. If, at the end of such ninety
(90) day period, Seller still has not obtained the assignment or consent to assignment, in such form as is reasonably acceptable to Buyer as contemplated by
Section 8.12, to assign to Buyer such Unassigned Computer Contract, then (i) Buyer shall be deemed to have suffered a Loss in an amount set forth on Schedule B with respect to such Unassigned Computer

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Contract and be entitled to indemnification from Seller as provided under
Article IX of this Agreement for such amount and (ii) the foregoing right, license and benefits shall be extended in perpetuity with respect to such Computer Equipment, provided that such right, license and benefits shall terminate upon Buyer's receipt of payment for such Loss (through the Escrow Fund or from Seller directly)(or if Seller's aggregate indemnification obligation to Buyer equals or exceeds the maximum Seller indemnification obligation set forth in Section 9.6(b) to the Asset Purchase Agreement, such right, license and benefits shall terminate upon Buyer's receipt of the funds representing such maximum Seller indemnification amount).

     (d) If, as of the Closing, Seller has not obtained the assignments or consents to assignment, in such form as is reasonably acceptable to Buyer, to assign to Buyer the contracts listed on Schedule E (including warranty, maintenance and support Contracts) (the "Special Computer Contracts"), then, for each Special Computer Contract for which Seller did not obtain such assignment prior to the Closing (each, an "Unassigned Special Computer Contract"), Seller shall take all steps reasonably requested by Buyer to allow Buyer to obtain the benefits of such Unassigned Special Computer Contract, and, if the failure to assign such Special Computer Contract prevents Seller from transferring the corresponding Computer Equipment to Buyer at the Closing, then Seller hereby loans such Computer Equipment to Buyer, as of the Closing, for a period of ninety (90) days after the Closing, to use such Computer Equipment for the operation of Buyer's business and for the benefit of Buyer's customers (including the customers that are parties to the ASP Contracts), including for the purpose of complying with the ASP Contracts or otherwise using such Software in substantially the same manner used by Seller prior to Closing; provided further that such loan of such Unassigned Special Computer Contract shall automatically terminate upon delivery from Seller to Buyer of an Approval for any such Unassigned Special Computer Contract in a form reasonably acceptable to Buyer. If, at the end of such ninety (90) day period, Seller still has not obtained the assignment or consent to assignment, in such form as is reasonably acceptable to Buyer as contemplated in Section 8.12, to assign to Buyer such Unassigned Special Computer Contract, then: (i) the foregoing loan, rights and benefits shall be extended in perpetuity with respect to such Computer Equipment, provided that such loan, rights and benefits shall terminate if and when Buyer notifies Seller in writing that Buyer has elected to retire and permanently cease use of such Computer Equipment or upon delivery from Seller to Buyer of an Approval for any such Unassigned Special Computer Contract in a form reasonably acceptable to Buyer; and (ii) Buyer shall be deemed to have suffered a Loss in an amount set forth on Schedule B with respect to such Unassigned Special Computer Contract and be entitled to indemnification from Seller as provided under Article IX of this Agreement for such amount.

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13.  Covenant Regarding the Specified Agreement. To add the following covenant as Section 8.14 to the Asset Purchase Agreement:

     "Specified Agreement

Buyer agrees to use Commercially Reasonable Efforts to amend the contract listed on Schedule F (the "Specified Agreement"), [***].

14. Section 9.1. Section 9.1 of the Asset Purchase Agreement is hereby amended and restated in its entirety to read as follows:

     "Obligations of Seller. Seller will indemnify and hold harmless Buyer and its directors, officers, employees, stockholders, Affiliates, agents, representatives, successors and assigns (collectively, "Buyer Indemnified Persons") from and against any and all Losses directly or indirectly as a result of, based upon, arising from or resulting from (a) any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by Seller in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement (it being understood that for purposes of the Indemnifications set forth in this Article IX, all qualifications as to "materiality" and "Material Adverse Effect" contained in any representation and warranty shall be disregarded for purposes of determining the amount of Losses), (b) the Retained Assets, (c) the Excluded Liabilities,
(d) a Revenue Shortfall Loss, and (e) a Special Loss."

15. Section 9.6. Section 9.6 of the Asset Purchase Agreement is hereby amended and restated in its entirety to read as follows:

Indemnification Threshold; Maximum Losses

"(a) Neither party will have any indemnity obligation arising out of breaches of representations and warranties unless and until the aggregate amount of Losses incurred, sustained or accrued by the other party as a result of such breaches exceeds Two Hundred Fifty Thousand Dollars ($250,000) and only to the extent of any Losses in excess of that amount; provided, however, notwithstanding the foregoing $250,000 indemnification threshold, such $250,000 indemnification threshold above shall not apply with respect to Seller's indemnification obligations related to breach of Section 5.17 (i.e., there shall be no deductible in that event); and provided, further, that the foregoing threshold shall not apply to the indemnification obligations of (i) Seller with respect to any breach or nonperformance of covenants or agreements made by Seller in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement, the Retained Assets, the Excluded Liabilities, a Revenue Shortfall Loss, or a Special Loss or (ii) Buyer with respect to respect to any breach or nonperformance of covenants or agreements made by Buyer in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement, Buyer's conduct and operation of the Business from and after the Closing, or the Assumed Liabilities.

(b) Neither party will have any indemnity obligation arising out of (i) breaches of representations and warranties, (ii) a Special Loss or (iii) any failure to deliver any of the Approvals set forth on Schedule B to this Amendment, in the aggregate, an amount equal to Five Million Dollars ($5,000,000), in the case of Buyer, or Five Million Dollars ($5,000,000) plus the amount of any disbursements to Buyer from the Escrow Fund, in the case of Seller, except in each case with respect

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     [***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

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to such claims and damages arising directly out of a party's fraud willful or intentional misconduct Notwithstanding anything to the contrary herein, the aggregate indemnification obligations of Seller arising from a Special Loss shall not exceed Two Million Five Hundred Thousand Dollars ($2,500,000) for eighteen (18) months after the Closing Date and shall not exceed One Million Two Hundred Fifty Thousand Dollars ($1,250,000) for the period from eighteen (18) months after the Closing Date through the remainder of the Initial Term of the Specified Agreement, as defined in the Specified Agreement."

16. Definition of Special Loss. For purposes of the Asset Purchase Agreement, "Special Loss" means any Loss incurred by Buyer resulting from the breach of, or arising out of or related to, the failure of Buyer to [***] the Specified Agreement.

17. Definition of Loss. The definition of "Loss" under the Asset Purchase Agreement for purposes of computing a Buyer Loss thereunder shall include, without limitation and without otherwise amending the definition of "Loss" in the Asset Purchase Agreement, the amount set forth beside the listing of an Approval on Schedule B to this Amendment if such Approval has not been obtained by Seller within the time period provided under Sections 8.12 of this Amendment. For clarification, in the event acceptable Approvals are not obtained by Seller and provided to Buyer within the required time period, as provided under Section 8.12: Buyer shall be deemed to have incurred a Loss, Seller hereby stipulates and agrees that Buyer shall have incurred a Loss in the amount set forth beside the listing of the particular Approvals on Schedule B to this Amendment, and Seller further agrees not to contest such Loss or such fixed amount. For clarification Buyer shall have recourse with respect to any such Loss pursuant to the indemnification and escrow provisions of Article IX of the Asset Purchase Agreement. The indemnification obligation set forth on Schedule B shall be Buyer's sole remedy after the Closing Date for any Losses arising from any breach of any covenant, agreement, representation or warranty contained in the Asset Purchase Agreement arising from or relating to Seller's failure to deliver such Approval(s) set forth on Schedule B; provided, however, that parties agree that notwithstanding the foregoing, Buyer may bring additional claims for Losses arising from any inaccuracy in or breach or nonperformance of the representation and warranty under Section 5.17 of the Asset Purchase Agreement or the covenants and agreements in Section 8.13 of the Asset Purchase Agreement.

18.  Miscellaneous.

     (a) Except as expressly set for in this Agreement, the Asset Purchase Agreement shall continue in full force and effect in accordance with its terms.

     (b) This Amendment may be executed in one or more counterparts and by different parties in separate counterparts. All counterparts will constitute one and the same agreement and will become effective when one or more counterparts have been signed by each party and delivered to the other party. A facsimile signature page will be deemed an original.

     (c) This Amendment and the legal relations between the parties will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State and without regard to conflicts of law doctrines unless certain matters are preempted by federal law.

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     [***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed by its duly authorized officers as of the day and year first above written.

                            "BUYER"

                            CORIO, INC.

                            By: /s/ George Kadifa
                               -------------------------------------------------
                            Name:   George Kadifa
                                 -----------------------------------------------
                            Title: Chairman, President & Chief Executive Officer
                                  ----------------------------------------------

                            "SELLER"

                            QWEST CYBER.SOLUTIONS LLC

                            By: /s/ Afshin Mohebbi
                               -------------------------------------------------
                            Name:   Afshin Mohebbi
                                 -----------------------------------------------
                            Title:
                                  ----------------------------------------------